Exhibit 99.1

AerSale’s Enhanced Flight Vision System “AerAware™” is First to Achieve 50% Visual Advantage

Coral Gables, Florida – October 30, 2023 – AerSale® Corporation (NASDAQ: ASLE) (the “Company”), a leading provider of aviation products and services, is proud to announce a groundbreaking achievement in aviation safety and efficiency. The Company has successfully achieved a 50% visual advantage in low visibility operations over the naked eye for its AerAwareTM Enhanced Flight Vision System (EFVS) on the Boeing B737NG aircraft, a first in commercial aviation1.

Visual Advantage is defined as the difference between what a pilot can see using an EFVS as compared to what can be seen with the naked eye. AerSale developed AerAware under license with The Boeing Company which included access to necessary technical services, maintenance, and engineering data.

The 50% visual advantage breakthrough was achieved through a collaboration with Universal Avionics and Elbit Systems on AerSale’s AerAware STC.  The system features the Elbit Systems / Universal Avionics ClearVisionTM EVS-5000 multispectral camera and involved years of meticulous research, development, and extensive testing, underscoring AerSale and Universal Avionics’ unwavering commitment to improving aviation safety and reliability.

The EVS-5000 multispectral camera used in the AerAware EFVS system employs advanced sensor technology and sophisticated image processing algorithms to deliver a clear, enhanced view of the external environment, including runways, terrain, and other aircraft, in all conditions and during all phases of flight.

While there are a several key benefits to AerAware, safety stands as the cornerstone of the system, providing complete situational awareness under all circumstances and all phases of flight and extending beyond the challenges of low visibility operations. The system's fundamental enhancement lies in its ability to bolster safety and situational awareness consistently, rather than solely during inclement weather conditions.

Key benefits of AerAware's Enhanced Flight Vision System:

1  See FAA Operational Suitability Report (OSR) Revision 5, Appendix 4, dated October 19, 2023, applicable to the Elbit/Universal Avionics EFVS-5000 camera and the pending AerSale STC for the Boeing 737NG, at https://drs.faa.gov/browse/excelExternalWindow/DRSDOCID194646745620231020152945.0001 .

Enhanced Safety: With a 50% visual advantage, the EFVS substantially improves pilot situational awareness, reducing the risk of accidents in all conditions (and not just those where visibility is limited) during all phases of flight and reduces the dispatch minimums by 50%.

Efficiency: Pilots can confidently land and take off in adverse conditions, leading to fewer delays and cancellations and ultimately saving time and resources.

Cost Savings: AerAware minimizes the potential of delays or diversions therefore reducing the need for expensive alternate transportation/hotel arrangements when flights are impacted by adverse weather, ultimately benefiting both airlines and passengers.

Environmental Impact: Enhanced route efficiency during adverse weather contributes to lower fuel consumption and carbon emissions, aligning with the aviation industry's commitment to sustainability and ESG.

Nicholas Finazzo, AerSale’s Chief Executive Officer, said "We are pleased to announce this significant achievement in aviation technology and safety. Our AerAware EFVS represents a game-changer for the industry, redefining what's possible in terms of flight safety and operational efficiency. This milestone could not have been achieved without the support and commitment of the talented teams at Elbit Systems / Universal Avionics and reflects our combined dedication and commitment to innovation and providing the most advanced solutions to our customers."

While final approval by the U.S. Federal Aviation Administration (FAA) of the AerAware STC for the Boeing B737NG is pending, the 50% visual advantage milestone for the EFVS is poised to revolutionize aviation and set new standards for safety and efficiency. This is the first system approved by the FAA for a 50% visual advantage and the only system approved at 50%.

About AerAware™ EFVS

AerAware is an EFVS solution that enables commercial aircraft pilots to overcome degraded visibility situations day and night, allowing them to move in and out of airports faster, saving time and increasing operational efficiency and safety. The revolutionary system presents advanced imaging technology along with real-time aircraft primary flight systems data onto an Elbit Systems/Universal Avionics SkyLens™ Head Wearable Display (HWD). SkyLens™ enables pilots to continuously operate heads-up and monitor primary flight information while retaining situational awareness of terrain. This groundbreaking EFVS incorporates multispectral ClearVision™ camera imaging, along with 3D synthetic vision, to provide unprecedented pilot situational awareness when operating AerAware-equipped aircraft in instrument conditions. With AerAware, instrument-approach visual references are revealed significantly earlier to pilots than with natural, out-of-window viewing. This enables pilots to descend below published natural vision instrument approach minimums.

About AerSale®

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to comply with regulatory mandates and/or to enhance aircraft performance and operating economics (e.g. AerSafe®, AerTrak®, and now AerAware™).

Media:

For more information about AerSale, please visit our website:www.AerSale.com.

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AerSale: Jackie Carlon

Telephone: (305) 764-3200

Email: media.relations@aersale.com

Investor:

AerSale: AersaleIR@icrinc.com

Source: AerSale Corporation